SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 12, 2001

Sunrise Technologies International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10428	77-0148208

(State of or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3400 West Warren Avenue, Fremont, California	94538

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(510) 623-9001

(Former name or address, if changed since last report)

Item 5. Other Events.

Sunrise Technologies International, Inc. announced on September 12, 2001, that the Company signed an Extension Agreement with Silicon Valley Bank and the David A. Brewer Trust, as Guarantor extending the maturity date of the approximately $3.9 million remaining amount of its revolving line-of-credit to October 6, 2001. Under the terms of the Extension Agreement, the Company agreed to the following: (1) to pay a fully earned, non-refundable extension fee of $10,000, (already paid) (2) to make a payment to the bank of not less than $1,000,000 on or before September 14, 2001, (already paid). (3) to make an additional payment to the bank of not less than $1,000,000 on or before September 21, 2001, and (4) if the full amount of the loan obligations are not repaid by September 21, 2001 to pay an additional fee equal to $75,000 plus $25,000 per week (pro-rated for partial weeks) thereafter, until fully paid. Such extension payments will be applied first to accrued interest, then to outstanding principal due under the Loan Agreement, and the remainder to outstanding bank expenses. Any failure by the Company to meet the above terms and conditions under the Extension Agreement shall be deemed as an Event of Default under the Loan Agreement and Guaranty and shall terminate the bank’s agreement to extend. The first extension payment was funded from the $1,750,000 payment received by the Company from C-MAC Industries pursuant to the recently signed manufacturing agreement between the two companies. In addition, the Company continues in discussions with alternative sources of capital to raise the funds necessary to pay the second extension payment and the remaining balance owed to the bank but the Company can give no assurances that it will be successful in raising the necessary funds.

Item 7. Financial Statements and Exhibits.

99.1	Extension Agreement dated September 10, 2001 with Silicon Valley Bank and the David A. Brewer Trust, as Guarantor.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SUNRISE TECHNOLOGIES INTERNATIONAL, INC. (Registrant)

DATE: September 13, 2001	By:	/s/ C. Russell Trenary, III

	Name:	C. Russell Trenary, III
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

99.1	Extension Agreement dated September 10, 2001 with Silicon Valley Bank and the David A. Brewer Trust, as Guarantor.